As filed with the Securities and Exchange Commission on December 5, 2014

Registration No. 333-131475

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRP HOLDINGS, INC.

(Exact name of Company as specified in its charter)

Florida	47-2449198
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

200 W. Forsyth Street, 7th Floor
Jacksonville, FL 32202

Telephone: (904) 396-5733

(Address including zip code, and telephone number, including area code, of principal executive offices)

PATRIOT TRANSPORTATION HOLDING, INC. 2006 STOCK INCENTIVE PLAN

(Full title of the plan)

by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

FRP Holdings, Inc. (the “Company” or the “Registrant”), a Florida corporation, files this Post-Effective Amendment to the Registration Statement on Form S-8 (this “Amendment”) as the successor registrant to its direct wholly-owned subsidiary Patriot Transportation Holding, Inc. (“Predecessor”), a Florida corporation, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of a holding company merger executed by Predecessor and pertains to the adoption by the Company of Registration Statement No. 333-131475, as amended (the “Registration Statement”), originally covering shares of Predecessor’s common stock, par value $0.10 par value per share (the “Predecessor Common Stock”) issuable under the Patriot Transportation Holding, Inc. 2006 Stock Incentive Plan (the “Plan”).

Pursuant to the Agreement and Plan of Merger dated December 3, 2014 (the “Merger Agreement”), among the Company, Predecessor and Patriot Merger Sub Inc., a Florida corporation, Predecessor reorganized its holding company structure, effective as of December 3, 2014, whereby the Company became the holding company for Predecessor.

In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor Common Stock was converted into one share of the Company’s common stock, par value $0.10 per share (the “Company Common Stock”). As a result of the Merger, each shareholder of Predecessor became a holder of Company Common Stock evidencing the same proportional interests in the Company and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions as those securities that such shareholder held in Predecessor.

In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the original Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”), pursuant to the Exchange Act, are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

1.	The Predecessor’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013;

2.	The Predecessor’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2013, March 31, 2013, and June 30, 2013;

3.	The Predecessor’s Current Reports on Form 8-K filed on August 8, 2014, August 6, 2014, July 9, 2014, May 7, 2014, February 11, 2014, February 3, 2014, December 10, 2013, and December 4, 2013;

4.	The description of the Company Common Stock, par value $0.10 per share, contained in the Company’s Current Report on Form 8-K filed on December 3, 2014, which updates the description of the Predecessor Common Stock contained in the Predecessor’s Registration Statement on Form S-4 filed pursuant to Section 12(g) of the Exchange Act and including any amendment or report updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Amendment and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Amendment and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Amendment or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Nelson Mullins Riley & Scarborough LLP has provided a legal opinion with respect to the securities registered hereunder, which is filed as Exhibit 5.1 hereto.

Item 6. Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act permits, and in some cases requires, the Registrant as a Florida corporation to indemnify a director, officer, employee, or agent of the Registrant, or any person serving at the request of the Registrant in any such capacity with respect to another entity, against certain expenses and liabilities incurred as a party to any proceeding, including, among others, a proceeding under the Securities Act, brought against such person by reason of the fact that such person is or was a director, officer, employee, or agent of the Registrant or is or was serving in such capacity with respect to another entity at the request of the Registrant. With respect to actions, other than in the right of the Registrant, such indemnification is permitted if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. Termination of any such action by judgment, order, settlement or conviction or a plea of nolo contedere, or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant, or with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

With respect to any action threatened, pending or contemplated in the right of the Registrant to procure a judgment in its favor against any such person, the Registrant may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, including the appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which any such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Registrant unless the court in which the action was brought determines that despite the adjudication of liability, but in view of all the circumstances in the case, such person is fairly and reasonably entitled to indemnity for such expenses.

Section 607.0850 of the Florida Business Corporation Act also provides that if any such person has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether brought in the right of the Registrant or otherwise, such person shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

If any director or officer does not succeed upon the merits or otherwise in defense of an action, suit or proceeding, then unless pursuant to a determination made by a court, indemnification by the Registrant shall be made only as authorized in the specific case upon a determination that indemnification of the director or officer is proper because he or she has met the applicable standard of conduct. Any such determination may be made:

(a)   by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding;

(b)   if such a quorum is not obtainable, or, even if obtainable, by a majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c)   by independent legal counsel selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or if a quorum of the directors cannot be obtained for paragraph (a) or the committee cannot be designated under paragraph (b), selected by a majority vote of the full board of directors (in which directors who are parties may participate); or

(d)   by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Section 607.0850 of the Florida Business Corporation Act also contains a provision authorizing corporations to purchase and maintain liability insurance on behalf of its directors and officers. The Registrant maintains an insurance policy which insures directors and officers of the Registrant against amounts the directors or officers are obligated to pay in respect of their respective legal liability, whether actual or asserted, for any negligent act, any error, any omission or any breach of duty which, subject to the applicable limits and terms of the policy, includes damages, judgments, settlements, costs of investigation, and costs, charges and expenses incurred in the defense of actions, suits or proceedings or appeals thereto, subject to the exceptions, limitations and conditions set forth in the policy.

The Articles of Incorporation of the Company provide for indemnification of its officers and directors, in their capacity as such, in accordance with the laws of the State of Florida.

Article X of the Articles of Incorporation of Patriot Transportation Holding, Inc., provides as follows:

“1. The corporation shall indemnify and hold harmless each person, his heirs, executors and administrators, who shall serve at any time as a director or officer of the corporation or, at its request, of any other corporation, partnership, joint venture, trust, or other enterprise, from and against any and all claims and liabilities to which such person shall become subject by reason of his being or having heretofore or hereafter been a director or officer of the corporation, or of any other such corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been heretofore or hereafter taken or omitted by such person as such director or officer, such indemnification to be in accordance with the laws of the State of Florida as now in existence or as hereafter amended.

2. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

3. The corporation, its directors, officers, employees and agent shall be fully protected in taking any action or making any payment under this Article X or refusing to do so, in reliance upon the advice of counsel.

4. In addition to the foregoing provisions, this corporation shall indemnify each person or party described in paragraph A of this Article X to the fullest extent permitted by Section 607.014, Florida Statutes.

5. If any part of this Article X shall be found in any proceeding to be invalid or ineffective, the remaining provisions shall not be affected.”

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Amendment, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus that is filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 5th day of December, 2014.

FRP Holdings, Inc.

By	/s/ John D. Milton, Jr.
John D. Milton, Jr.
Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Thompson S. Baker II	President and Chief Executive Officer and Director	December 5, 2014
Thompson S. Baker II

/s/ John D. Milton, Jr.	Executive Vice President and Chief Financial Officer	December 5, 2014
John D. Milton, Jr.

/s/ John D. Klopfenstein	Controller and Chief Accounting Officer	December 5, 2014
John D. Klopfenstein

/s/ John E. Anderson	Director	December 5, 2014
John E. Anderson
Director
Edward L. Baker

Director
John D. Baker II

/s/ Charles E. Commander III	Director	December 5, 2014
Charles E. Commander III

/s/ Luke E. Fichthorn III	Director	December 5, 2014
Luke E. Fichthorn III

/s/ Robert H. Paul III	Director	December 5, 2014
Robert H. Paul III

/s/ H.W. Shad III	Director	December 5, 2014
H.W. Shad III

/s/ Martin E. Stein, Jr.	Director	December 5, 2014
Martin E. Stein, Jr.

Director
James H. Winston

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of December 3, 2014, by and among FRP Holdings, Inc., Patriot Transportation Holding, Inc., and Patriot Merger Sub Inc. (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed December 3, 2014, and incorporated herein by reference).

4.1	Specimen stock certificate of FRP Holdings, Inc, incorporated by reference to an exhibit filed with Form S-4 dated December 13, 1988. File No. 33-26115.

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.*

10.1	Patriot Transportation Holding, Inc. 2006 Stock Incentive Plan, as amended and restated effective January 28, 2011 (filed on Form S-8 POS, and incorporated herein by reference).

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (filed as part of Exhibit 5.1).*

*	Filed herewith.